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                           AMENDMENT 1998-1
                        TO THE UNI-MARTS, INC.
                    1996 EQUITY COMPENSATION PLAN



     Section 6 of the Uni-Marts, Inc. 1996 Equity Compensation Plan shall be replaced in its entirety with the following Section 6:

     "6.  Grants to Non-Employee Directors
          --------------------------------

          (a)  Option Grants to Non-Employee Directors.
               ---------------------------------------

               (1) INITIAL GRANT. Each Non-Employee Director who first becomes a member of the Board of Directors of the Corporation after the Corporation's 1998 annual shareholders' meeting shall receive a Nonqualified Stock Option to purchase 5,000 shares of Common Stock (a "Formula Grant Option") on the date as of which he or she first becomes a member of the Board (or, for 1998, the date of approval of this Section 6 by the Board) or at such other proximate time as the Committee may determine (the "Date of Grant").

               (2) ANNUAL GRANTS. In addition to the grant provided for in paragraph (1) above, on the day of the annual meeting of stockholders (also the "Date of Grant"), each Non-Employee Director shall receive a Nonqualified Stock Option to purchase 2,000 shares of Common Stock of the Corporation, plus 500 shares of Common Stock for each full year the Non-Employee Director has served as a member of the Board as a Non-Employee Director, up to a maximum of 4,000 shares of Common Stock per grant (also a "Formula Grant Option").

               (3)  OPTION PRICE.  The option price of a Formula Grant
          Option shall be equal to the fair market value of a share of Common Stock on the Date of Grant, as determined under Section 5(b) of the Plan. Formula Grant Options shall become exercisable one year following the Date of Grant. Formula Grant Options shall have a term of ten years after the Date of Grant, provided that the optionee remains a Non-Employee Director or employee of the Corporation.

               (4) EXERCISABILITY. Upon a Non-Employee Director ceasing to be a Director for any reason other than death or disability or as a result of becoming an employee of the Corporation, such Director's Formula Grant Options shall immediately terminate. In the event a Non-Employee Director ceases to be a Director by reason of death or disability, such Director's Formula Grant Options may thereafter be exercised in accordance with the applicable provisions of Section 5(e) of the Plan. In the event a Non-Employee Director ceases to be a Director by reason of his becoming an employee of the Corporation and his employment with the Corporation is subsequently terminated, such Director's Formula Grant Options may thereafter be exercised in accordance with the provisions in Section 5(f) of the Plan.


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          (b)  STOCK GRANTS TO NON-EMPLOYEE DIRECTORS.  On the date of the annual meeting of stockholders, each Non-Employee Director shall receive a grant of shares of Common Stock equal in value to 2/3 of the amount of the annual retainer due to such Director for the fiscal year in which the Date of Grant occurs.

          For purposes of determining the amount of shares to be distributed, the fair market value of a share of Common Stock shall be determined in accordance with the provisions of Section 5(b). Such shares shall not be sold for six months following the Date of Grant. No other restrictions shall apply to such shares.

          (c) Notwithstanding any other provision of the Plan, this Section 6 may not be amended more than once every six months, except for amendments necessary to conform the Plan to changes of the provisions of, or for regulations relating to, the Code."








































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